EXHIBIT 2.2

AMENDMENT TO CONTRIBUTION AGREEMENT

THIS AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is entered into as of May 31, 2006 by and among HEARTHSTONE ASSISTED LIVING, INC., a Texas corporation (the “Company”), and HEARTHSTONE OPERATIONS, LLC, a Delaware limited liability company (“NewCo”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Contribution Agreement (as defined below).

RECITALS:

WHEREAS, the Company and NewCo have previously entered into that certain Contribution Agreement dated as of March 22, 2006 (the “Contribution Agreement”) pursuant to which the Company will contribute to NewCo substantially all of its Assets other than the Excluded Assets, which consist of the equity interests in the Real Estate Entity and any residual interests in the Real Estate Assets, if any, in exchange for the NewCo Shares and the assumption by NewCo of the Assumed Liabilities; and

WHEREAS, the Company and NewCo now desire to amend the Contribution Agreement to expand the definition of “Excluded Assets” to include the Aggregate Real Estate Sale Price to be paid by Nationwide Health Properties, Inc., a Maryland corporation, or one or more of its Subsidiaries in connection with the Real Estate Sale Transactions (as defined in the Master Transactions Agreement);

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. The Contribution Agreement is hereby amended by revising Section 1.2 to read as follows:

“1.2 Assets Not Being Transferred. On the Closing Date, the Company is not contributing, leasing, conveying, assigning, licensing, transferring or delivering to NewCo, and NewCo is not accepting or acquiring, any of the following Assets of the Company (all such Assets collectively, the “Excluded Assets”): the equity interests in the Real Estate Entity, any residual interests in the Real Estate Assets, if any, and the Aggregate Real Estate Sale Price.”

2. The Contribution Agreement is hereby further amended by adding the following new defined term and definition to Annex I:

“‘Aggregate Real Estate Sale Price’ has the meaning given such term in Section 1.1 of the Master Transactions Agreement.”

3. The Contribution Agreement is hereby further amended by adding the following additional Subsidiaries of the Company (all of which were formed in Texas) to the list of Contributed Subsidiaries on Schedule A to the Contribution Agreement:

Albuquerque Assisted Living G.P., Inc.

Austin Assisted Living G.P., Inc.

Chattanooga Assisted Living G.P., Inc.

Clayton County Assisted Living G.P., Inc.

Hearthstone GP, LLC

Huntsville Assisted Living G.P., Inc.

Irving Assisted Living G.P., Inc.

Lake Jackson Assisted Living G.P.-2, Inc.

Madison Assisted Living G.P., Inc.

Mobile Assisted Living G.P., Inc.

Nashville Assisted Living G.P., Inc.

Oklahoma Assisted Living G.P., Inc.

Tucson Assisted Living G.P., Inc.

4. The Contribution Agreement is hereby further amended by deleting the following Subsidiaries of the Company from the list of Contributed Subsidiaries on Schedule A to the Contribution Agreement:

Hearthstone G.P., Inc.

Hearthstone Texas Holdings-1, Inc.

Hearthstone Texas Holdings-2, Inc.

Hearthstone Holdings-3, Inc.

Hearthstone Assisted Living LP-1, Inc.

H/C Realty, Inc.

5. Except as expressly modified by this Amendment, the Contribution Agreement shall remain in full force and effect in accordance with the terms and provisions thereof, and the execution, delivery and effectiveness of this Amendment shall not operate as a release or waiver of any other right, power or remedy of the Parties to the Contribution Agreement, nor constitute a release or waiver of any other provision of the Contribution Agreement.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Amendment, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The Parties may sign and deliver this Amendment by facsimile transmission or by electronic mail in “portable document format.” Each Party agrees that the delivery of this Amendment by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each Party may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Amendment by all Parties to the same extent that an original signature could be used.

7. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of laws rules, provisions or principles (whether of the State of New York or any other jurisdiction) the application of which would result in the application of the Laws of any jurisdiction other than the State of New York.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

THE “COMPANY”

HEARTHSTONE ASSISTED LIVING, INC., a Texas corporation

By:	/s/ Richard M. Rosenberg
Name:	Richard M. Rosenberg
Title:	Vice President

“NEWCO”

HEARTHSTONE OPERATIONS, LLC, a Delaware limited liability company

By:	/s/ Richard M. Rosenberg
Name:	Richard M. Rosenberg
Title:	Vice President

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